UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

March 9, 2012

Date of Report (Date of earliest event reported)

CYPRESS SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1–10079	94-2885898
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

198 Champion Court

San Jose, California 95134-1599

(Address of principal executive offices)

(408) 943-2600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2012 Performance-based Restricted Stock (“PARS”) Program.

On March 9, 2012, the Compensation Committee of the Board of Directors of Cypress Semiconductor Corporation (the “Company”) approved the issuance of certain performance-based restricted stock units to the Company’s named executive officers (the “2012 PARS Program”). This is the first equity grant to our named executive officers since 2007. Under the 2012 PARS Program, restricted stock units will be granted on an annual basis, rather than a multi-year basis, so that the participants and number of shares underlying the program can be adjusted annually, if needed, to reflect individual performance and market conditions.

There are three (3) levels of grants under the 2012 PARS Program; the Core Grant, the Tier 1 Grant and the Tier 2 Grant. The number of shares granted to each executive under the Core Grant has generally been reduced by 50% from the previous 2011 targeted PARS level. The number of shares targeted under the Tier 1 Grant is equal to 50% of the Core Grant and the number of shares targeted for the Tier 2 Grant is 25% of the Core Grant. Assuming that all of the performance milestones are achieved at 100% for all three (3) grant levels, then the maximum number of shares that can be earned is approximately 87.5% of the 2011 targeted PARS levels.

Equity grants made under the 2012 PARS Program are subject to achieving various performance based milestones that are generally financial, market share, operational or strategic in nature and are approved in advance by the Compensation Committee. None of the milestones are service-based or allow for any discretionary component.

The milestones for each grant level, as approved by the Compensation Committee, are as follows:

Core Grant – a company-wide scorecard of various individual milestones focused on financial results, cost savings, gaining additional market share, introducing new products on specific schedules and implementing various operational and customer facing systems (“Core Grant Scorecard”). Each individual milestone is assigned a specific number of points and each milestone has specific accomplishments that are documented in advance in order to achieve 100% of the milestone and scales down to a specific 0% point. The maximum number of points that can be achieved is 100 and there is no discretionary component to the Core Grant Scorecard. In order for an executive to earn 100% of the shares underlying the Core Grant, the Company must obtain 90.0 points or greater under the Core Grant Scorecard and achievement then scales down linearly to 0% of shares earned if the Core Grant Scorecard is less than 50.0 points.

Tier 1 Grant – requires the Company to achieve an approved design win during calendar year 2012 at a certain large multi-national consumer electronics company utilizing certain of the Company’s new products (“Tier 1 Targeted Design Win”). In order for an executive to earn 100% of the shares underlying the Tier 1 Grant, the Tier 1 Targeted Design Win dollar value must be greater than a specified multimillion dollar amount and achievement then scales down linearly to 0% of the shares earned if the Tier 1 Targeted Grant Design Win is less than a specified dollar amount.

Tier 2 Grant – requires the Company to grow its 2012 annual revenue at a year-over-year percentage rate (“Annual Revenue Growth Rate”) greater than a group of peer companies that it directly competes with. There are ten (10) companies, including Cypress, that comprise the peer group and all companies have been agreed upon in advance by the Compensation Committee. To earn 100% of the shares underlying the Tier 2 Grant the Company would need to be ranked #1 out of 10 in the Annual Revenue Growth Rate. To earn 75%, 50% or 25% of the shares underlying the Tier 2 Grant, the Company would need to be ranked #2, #3, and #4, respectively, in the Annual Revenue Growth Rate. No shares can be earned if the Company is ranked #5 or below among the peer group.

Upon certification and confirmation by the Compensation Committee, which is expected to be during the first quarter of 2013, the Core Grant and Tier 1 Grants will be delivered to each eligible participant subject to meeting the above described performance milestones. Upon certification and confirmation by the Compensation Committee that a grant has been earned under the Tier 2 Grant, such grant will then be subject to a further one year service-based cliff vesting prior to delivery to the participant.

The maximum number of shares that may be earned by each named executive officer under the 2012 PARS Program is as follows:

Name	Title	2012 Core Grant	2012 Tier 1 Grant	2012 Tier 2 Grant	2012 Total Target Grant
T.J. Rodgers	President and Chief Executive Officer	329,618	164,809	82,404	576,831
Brad W. Buss	Chief Financial Officer, Executive Vice President, Finance & Administration	206,011	103,005	51,503	360,519
Paul D. Keswick	Executive Vice President, New Product Development	164,809	82,405	41,202	288,416
Christopher A. Seams	Executive Vice President, Sales and Marketing	164,809	82,405	41,202	288,416
Norman P. Taffe	Executive Vice President, Consumer and Computation Division	141,633	70,816	35,408	247,857

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYPRESS SEMICONDUCTOR CORPORATION

Date: March 14, 2012	By:	/s/ Brad W. Buss
Brad W. Buss
Chief Financial Officer, Executive Vice President, Finance and Administration